UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2007

T Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Texas	333-1111153	71-0919962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15950 Dallas Parkway, Suite 525, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 720-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 4, 2007, T Bancshares, Inc. (the “Company”), the bank holding company for T Bank, N.A., Dallas, Texas (the “Bank”), entered into an employment agreement with Patrick Howard (the “Howard Agreement”), the newly appointed Executive Vice President and Chief Operating Officer of the Bank. The Howard Agreement provides for a one-year term at an annual base salary of $170,000. In addition, Mr. Howard is entitled to receive a relocaton/signing benefit of $40,000 within nine months of the effective date of the Howard Agreement. Mr. Howard is also eligible to receive annual performance-based bonuses based upon the achievement of certain performance goals determined by the Board of Directors. Mr. Howard will also be granted options to purchase 25,000 shares of Company common stock at the opening per share price on the effective date of the Howard Agreement.

If Mr. Howard’s employment is terminated by the Company without “Good Cause”, the Company is obligated to pay or provide Mr. Howard with the greater of (1) an amount equal to the base salary had Mr. Howard remained employed for the remaining term of the Howard Agreement or (2) one year’s base salary at the time of termination.

Mr. Howard has also agreed to a one-year post-employment non-solicitation and non-competition agreement.

Item 1.02	Termination of a Material Definitive Agreement

On September 4, 2007, the Company delivered a letter to Patrick G. Adams, the President of the Company and the Bank, providing Mr. Adams written notice of non-extension of his present Employment Agreement, dated November 2, 2004 (the “Adams Agreement”) with the Company. Pursuant to the terms of the Adams Agreement, a party must provide at least 30 days written notice prior to November 2, 2007 of its intention not to renew the Adams Agreement for another three-year term. As a result of the notice of non-renewal, the Adams Agreement will expire effective November 2, 2007. In light of the recent regulatory issues regarding the Bank, the Board of Directors of the Company did not believe it was prudent to renew the Adams Agreement for an additional three-year term. The Company and Mr. Adams have orally agreed that Mr. Adams will continue to serve on an “at-will” basis as the President of the Company and the Bank and as a member of the Board of Directors of both the Company and the Bank.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)  On August 30, 2007, the Boards of Directors of the Company and the Bank received the written resignation of James M. Rose, a director of the Company and the Bank. A copy of Mr. Rose’s resignation letter is attached as Exhibit 17.1.

(c) Mr. Howard, age 46, served as the Executive Vice President, Chief Operating Officer/Director of Corporate Development of United Western Bank (f/k/a Matrix Capital Bank), a $2.2 billion saving bank headquartered in Denver, Colorado, since 1997. Mr. Howard’s responsibilities included management of bank operations, retail branch operations, mortgage servicing and loan operations, compliance and business and strategic planning. Mr. Howard served on the Board of Directors of United Western Bank and was a member of various committees of that board of directors including, without limitation, the ALCO and compliance committees.

Neither Mr. Howard nor any of his immediate family members have engaged in any related party transactions with the Company or its subsidiaries during the current year or the year ended December 31, 2006 that are required to be reported under Item 404(a) of Regulation S-B.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Howard Agreement

17.1	Copy of Rose Resignation Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T Bancshares, Inc.

Date: September 5, 2007	By:	/s/ Patrick G. Adams
Patrick G. Adams
President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Howard Agreement

17.1	Copy of Rose Resignation Letter